UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2011

American Apparel, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-32697	20-3200601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 488-0226

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2011, American Apparel, Inc. (the “Company”) and Martin Staff, Chief Business Development Officer of the Company, entered into a Separation Agreement and Full Mutual Release of Claims (the “Separation Agreement”) pursuant to which Mr. Staff will resign from his position at the Company effective November 4, 2011 (the “Separation Date”).

In addition, the Separation Agreement provides, among other things, that Mr. Staff will receive from the Company (i) unpaid base salary accrued up to and including the Separation Date, (ii) any unreimbursed business expenses up to and including the Separation Date to which he is entitled to reimbursement under the Company’s expense reimbursement policy, (iii) a cash severance payment in the amount of $300,000, payable in equal installments over the course of the six-month period immediately following the Separation Date in accordance with the Company’s usual payment practices (with the first payment to be made on the 60th day following the Separation Date), (iv) in lieu of the restricted stock award for the current year, if such award has not been made prior to the Separation Date, a cash payment in the amount of $300,000, payable in a lump sum on the 60th day following the Separation Date, and (v) continued participation in the Company’s medical, dental and insurance plans and arrangements, on the same terms and conditions as are in effect immediately prior to the Separation Date, for up to six months following the Separation Date.  The Separation Agreement also contains undertakings by Mr. Staff relating to the protection of the Company’s confidential information, as well as mutual releases and other standard provisions. The above description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 — Financial Statements and Exhibits.

10.1	Separation Agreement and Full Mutual Release of Claims, dated October 24, 2011 by and between Martin Staff and American Apparel, Inc.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN APPAREL, INC.

Dated: October 27, 2011	By:	/s/ Glenn A. Weinman
Name: Glenn A. Weinman
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and Full Mutual Release of Claims, dated October 24, 2011 by and between Martin Staff and American Apparel, Inc.